Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 8 to Registration Statement No. 333-150141 of our report dated February 18, 2011 relating to the consolidated financial statements of Apollo Global Management, LLC as of December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010, appearing in the Prospectuses, which are part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectuses.

/s/ Deloitte & Touche LLP

New York, New York

March 21, 2011